Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2023, relating to the consolidated financial statements of Abeona Therapeutics Inc., which appears in the Annual Report on Form 10-K of Abeona Therapeutics Inc. for the year ended December 31, 2022, as amended by Amendment No. 1 on Form 10-K/A.

/s/ Whitley Penn LLP

Plano, Texas

May 19, 2023